EXHIBIT 99.1

Complete Genomics Reports First Quarter 2012 Results

MOUNTAIN VIEW, Calif., May 7, 2012 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM), the whole human genome sequencing company, today announced financial results for its quarter ended March 31, 2012.

First Quarter 2012 Results

  We delivered data for approximately 1,200 genomes, including more than 100 non-revenue generating genomes under our Wellderly and cancer grant programs. We recognized revenue for more than 900 genomes and are awaiting customer sign-off before recognizing the remaining genomes.
  Revenue was $3.9 million, compared to $6.8 million in the first quarter of 2011.
  Costs and operating expenses were $23.4 million, compared to $18.9 million in the first quarter of 2011.
  Net loss was $20.2 million, compared to $12.5 million in the first quarter of 2011.

In the first quarter of 2012, we recorded $5.3 million in expenses related to costs of services, compared to $6.6 million in the first quarter of 2011. Research and development expenses were $8.7 million during the first quarter of 2012, compared to $6.8 million in the first quarter of 2011. Sales and marketing expenses were $5.3 million during the first quarter of 2012, compared to $2.7 million in the first quarter of 2011. General and administrative expenses were $4.1 million during the first quarter of 2012, compared to $2.8 million in the first quarter of 2011. We ended the first quarter 2012 with $63.1 million in cash, cash equivalents and short-term investments and $0.5 million in restricted cash.

The company's backlog as of March 31, 2012 was approximately 5,700 genomes, including about 1,000 genomes booked in the first quarter, representing an aggregate revenue potential of approximately $27 million.

Highlights Since Our Last Earnings Release

  Median call rate was more than 96% of the genome and more than 98% of the exome for the genomes sequenced during the first quarter.
  In March 2012, we announced that we have begun accepting samples taken from human saliva, opening our whole human genome sequencing service to researchers who have collected, or will collect, saliva samples.
  In April 2012, we previewed initial data generated using our long fragment read (LFR) technology at the Golden Helix Symposium on Genomic Medicine in Turin, Italy. This technology, while still in development, enables phasing of the genome (independent analysis of the two sets of parental chromosomes), as well as Q70 accuracy (one error per ten million bases, or fewer than 1,000 errors per whole human genome).
  We have now signed four new distributor agreements with well-established Asia-Pacific life sciences companies – GeneWorks Pty Ltd. in Australia, Cyagen Biosciences in China, AR Brown Company, Ltd. in Japan, and BML in Korea to better serve customers in those regions.
  In the second quarter, we expect to deliver approximately 2,000 genomes to customers.

Conference Call

We will host a conference call today at 2:00 p.m. Pacific Time to discuss our financial results for the first quarter of 2012. The conference dial-in numbers are US: (877) 844 - 6890 or International: (760) 298 - 5092 (Conference ID: 77946789). A live audio webcast of the call will also be available in the Investor Relations section of our website at http://ir.completegenomics.com/events.cfm.

An audio webcast replay of the conference call will be available in the Investor Relations section of our website beginning approximately two hours after the call and for 30 days thereafter.

About Complete Genomics

Complete Genomics is the whole human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines our proprietary human genome sequencing technology with our advanced informatics and data management software. Additional information can be found at www.completegenomics.com.

Caution Regarding Forward-Looking Statements

Certain statements in this press release, including statements relating to pending customer sign-offs of shipped genomic data, potential revenue from order backlog, future numbers of genomes to be sequenced and shipped, and LFR capabilities are forward-looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward-looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from our forward-looking statements: delays in production or customer acceptance due to any technical issues, any failure to complete orders in our backlog and recognize the associated revenue, the timing of sample arrivals from customers, our ability to increase our capacity and commercialize new technologies, any potential problems maintaining relationships with our customers, competition that impacts orders and/or pricing, and other risks detailed from time to time in our filing with the U.S. Securities and Exchange Commission ("SEC"). More information on risk factors that could affect our results can be found in our Annual Report on Form 10-K for the year ended December 31, 2011 (filed with the SEC on March 9, 2012) and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (which will be filed with the SEC on or about May 9, 2012), including those listed under the headings "Risk Factors." We disclaim any obligation to update information contained in our forward-looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended
	March 31,
	2012	2011

Revenue	$ 3,908	$ 6,833

Operating expenses:
Cost of revenues	5,298	6,582
Research and development	8,693	6,808
Sales and marketing	5,253	2,700
General and administrative	4,136	2,780

Total operating expenses	23,380	18,870

Loss from operations	(19,472)	(12,037)

Interest expense	(764)	(340)
Interest and other income (expense), net	4	(84)

Net loss	$ (20,232)	$ (12,461)

Net loss per share attributed to common stockholders — basic and diluted	$ (0.60)	$ (0.48)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	33,482,456	25,959,929

Complete Genomics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$ 47,120	$ 77,074
Investments	15,998	6,000
Accounts receivable, net	5,979	6,488
Inventory	6,900	4,121
Prepaid expenses	1,708	1,141
Other current assets	153	341

Total current assets	77,858	95,165
Property and equipment, net	34,001	33,592
Other assets	1,415	1,446

Total assets	$ 113,274	$ 130,203

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 4,215	$ 5,363
Accrued liabilities	7,187	5,400
Notes payable, current	22,939	7,099
Deferred revenue	11,159	10,026

Total current liabilities	45,500	27,888
Notes payable, net of current	--	16,162
Deferred rent, net of current	3,334	3,539

Total liabilities	48,834	47,589

Stockholders' Equity
Preferred stock	--	--
Common stock	34	33
Additional paid-in capital	295,834	293,777
Retained deficit	(231,428)	(211,196)

Total stockholders' equity	64,440	82,614
Total liabilities and stockholders' equity	$ 113,274	$ 130,203
CONTACT: Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com